Press Release

iStar Closes Previously Announced Sale of Net Lease Asset Portfolio

NEW YORK, March 22, 2022

iStar Inc. (NYSE: STAR) announced today that it has completed the previously announced sale of a portfolio of owned and managed net lease assets to an affiliate of Carlyle’s Global Credit platform for a gross purchase price of $3.07 billion. The portfolio consists of 18.3 million square feet of institutional quality office, entertainment, and industrial properties located throughout the country.

“The sale of this net lease portfolio represents a meaningful step forward in the strategy we laid out at the beginning of last year to simplify our business and strengthen our balance sheet,” said Jay Sugarman, Chairman and Chief Executive Officer. “As a result, we’ll be able to capture a significant gain, de-leverage the balance sheet and pay off nearly all of our secured debt, enabling us to continue scaling the ground lease ecosystem.”

The Company currently estimates that the transaction will generate a positive impact in the first quarter of approximately $570 million to net income allocable to common shareholders, approximately $580 million to common equity and approximately $310 million to adjusted common equityi. In addition, the Company estimates that the transaction will generate net cash proceeds to iStar of approximately $1.2 billion after associated fees, distributions to our JV partner, repayment of debt collateralized by the assets, repayment of the Company’s senior secured term loan, distributions under iStar’s long-term incentive plan, iPIP, and other costs.

Separately, the Company announced that during the first quarter it also sold additional net lease assets for a total gross purchase price of $108 million, which is expected to generate additional positive impacts in the first quarter. The Company continues to hold net lease assets associated with its ground lease investments.

1114 Avenue of the Americas

New York, NY 10036
T 212.930.9400
E investors@istar.com

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About iStar

iStar Inc. (NYSE: STAR) is focused on reinventing the ground lease sector, unlocking value for real estate owners throughout the country by providing modern, more efficient ground leases on institutional quality properties. As the founder, investment manager and largest shareholder of Safehold Inc. (NYSE: SAFE), the creator of the modern ground lease industry, iStar is using its national investment platform and its historic strengths in finance and net lease to expand the use of modern ground leases within the $7 trillion institutional commercial real estate market. Recognized as a consistent innovator in the real estate markets, iStar specializes in identifying and scaling newly discovered opportunities and has completed more than $40 billion of transactions over the past two decades. Additional information on iStar is available on its website at www.istar.com.

Company Contact:

Jason Fooks

Senior Vice President

Investor Relations & Marketing

T 212.930.9400

E investors@istar.com

i iStar uses adjusted common equity, a non-GAAP financial measure, as a supplemental measure to give management a view of equity allocable to common shareholders prior to the impact of certain non-cash GAAP measures. Management believes that adjusted common equity provides a useful measure for investors to consider in addition to total shareholders’ equity because the cumulative effect of depreciation and amortization expenses and CECL allowances calculated under GAAP may not necessarily reflect an actual reduction in the value of the Company’s assets. Adjusted common equity should be examined in conjunction with total shareholders’ equity as shown on the Company’s consolidated balance sheet. Adjusted common equity should not be considered an alternative to total shareholders’ equity (determined in accordance with GAAP), nor is adjusted common equity indicative of funds available for distribution to shareholders. It should be noted that our manner of calculating adjusted common equity may differ from the calculations of similarly-titled measures by other companies.

1114 Avenue of the Americas

New York, NY 10036
T 212.930.9400

E investors@istar.com